Securities and Exchange Commission
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     Form 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-6451

                                 SUMMIT BANCORP.
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             (Exact name of registrant as specified in its charter)

                               301 Carnegie Center
                                  P.O. Box 2066
                        Princeton, New Jersey 08543-2066
                                 (609) 987-3200
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.80 Per Share
                         Preferred Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4 (a) (1) (i)  [x]      Rule 12h-3 (b) (1) (i)  [x]
        Rule 12g-4 (a) (1) (ii) [ ]      Rule 12h-3 (b) (1) (ii) [ ]
        Rule 12g-4 (a) (2) (i)  [ ]      Rule 12h-3 (b) (2) (i)  [ ]
        Rule 12g-4 (a) (2) (ii) [ ]      Rule 12h-3 (b) (2) (ii) [ ]
                                         Rule 15d-6              [ ]

Approximate number of holders of record as of the certification of notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, FleetBoston Financial Corporation, as successor to Summit Bancorp., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 1, 2001                      FLEETBOSTON FINANCIAL CORPORATION

                                         By: /s/ William C. Mutterperl
                                             -------------------------
                                         Name:   William C. Mutterperl
                                         Title:  Executive Vice President,
                                         General Counsel and Secretary